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                                                                   EXHIBIT 10.24

March 24, 2000

Mr. Eric Stang
c/o Lexar Media, Inc.
47421 Bayside Parkway
Fremont, CA 94538


Re   Your Employment with Lexar Media, Inc.

Dear Mr. Stang:

This letter will serve to clarify and add to certain provisions of previously executed agreements regarding your employment with Lexar Media, Inc. ("LEXAR MEDIA") In the event of any conflict between this letter and such previously executed documents, the provisions contained in this letter shall prevail.

1. PAYMENTS AND BENEFITS AFTER INVOLUNTARY TERMINATION OF EMPLOYMENT IN THE ABSENCE OF A CORPORATE TRANSACTION

Except as provided in Section 2 below, following involuntary termination of your employment by LEXAR MEDIA you will receive:

     (a) Your salary in effect at the time of such termination continued according to LEXAR MEDIA's payroll schedule for six (6) months;

     (b) Medical insurance and life insurance at the levels in effect at the time of such termination for six (6) months;

     (c) An immediate additional twelve (12) months of vesting of any stock options granted to you or restricted stock sold to you by LEXAR MEDIA, followed by a 90 day period during which such options may be exercised;

     (d) No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein.

Notwithstanding any provisions in this Section 1 to the contrary, you shall not be entitled to the payments and benefits under subsection (a), (b) and (c) above unless you (i) have executed a general release (in a form prescribed by LEXAR MEDIA) of all known and unknown claims that you may then have against LEXAR MEDIA or persons affiliated with LEXAR MEDIA and (ii) have agreed not to prosecute any legal action or other proceeding based upon any of such claims.

2. PAYMENTS AND BENEFITS AFTER TERMINATION OF EMPLOYMENT FOLLOWING A CORPORATE TRANSACTION

If at any time after the commencement of the Post Transaction Period as defined below your employment is terminated or if a Constructive Termination Event as defined below occurs and you voluntarily terminate your employment, then you will receive:

     (a) Your salary in effect at the time of such termination continued according to the normal payroll cycle for twelve (12) months;

     (b) Medical and life insurance at the levels in effect at the time of termination for twelve (12) months;
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     (c)  Your annual target bonus paid as a lump sum and prorated up to the date of termination for the period you were eligible for any such bonus;

     (d) All stock options or restricted stock which have been granted to you or purchased by you as of the date of such termination shall become 100% vested, followed by a 90 day period during which such options may be exercised;

     (e) No further continuance of other benefits such as vacation, sick leave, and employee stock purchase plan participation, unless specified herein.

3.   DEFINITIONS

For purposes of this letter, the following definitions shall apply:

     (a) A "Corporate Transaction" is defined as (i) a merger or acquisition in which LEXAR MEDIA is not the surviving entity (except for a merger of LEXAR MEDIA into a wholly-owned subsidiary, and except for a transaction the purpose of which is to change the State in which LEXAR MEDIA in incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of LEXAR MEDIA, or (iii) any other corporate reorganization or business combination in which the beneficial ownership of 50% or more of LEXAR MEDIA's outstanding voting stock is transferred.

     (b) The "Post Transaction Period" is defined as commencing on the date of closing or effectiveness of a Corporate Transaction.

     (c) A "Constructive Termination Event" will be deemed to have occurred at the close of business on the fourteenth (14th) day after any of the following action(s) are taken by LEXAR MEDIA or the surviving entity of a Corporate Transaction and such action(s) are not reversed in full by LEXAR MEDIA or the surviving entity of a Corporate Transaction within such fourteen-day period unless prior to the expiration of such fourteen-day period you have otherwise agreed to the specific relevant event in writing: (i) your aggregate benefits are materially reduced (as such reduction and materiality are determined by customary practice within the high technology industry within the State of California) below those in effect immediately prior to the effective date of such Constructive Termination Event, and/or (ii) your duties and/or authority are materially decreased or increased from those in effect immediately prior to the effective date of such Constructive Termination Event, in a way that is adverse to you, as determined by customary practice within the high technology industry within the State of California, such duties and authority including but not limited to (a) direct management responsibility for all corporate sales, marketing, operations, quality and product development functions as an officer of the surviving entity; (b) reporting into the Chief Executive Officer of the surviving entity; and/or (iii) you are required to perform your employment obligations (other than routine travel consistent with that prior to the effective date of such Constructive Termination Event) at a location more than twenty-five (25) miles away from your principal place of work
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          as was in effect immediately prior to the effective date of such
          Constructive Termination Event.

4.   MISCELLANEOUS

     (a) Under any termination of employment from LEXAR MEDIA or the surviving entity of a Corporate Transaction, whether voluntary, involuntary, or through a Constructive Termination Event, LEXAR MEDIA or the surviving entity of a Corporate Transaction shall, with respect to unvested stock options and restricted stock not accelerated pursuant to Section 1(c) and Section 2(d) above, within 5 business days of any such termination, exercise its Repurchase Right as defined in Section D of your Stock Purchase Agreement with LEXAR MEDIA, INC. dated December 27, 1999 notwithstanding any provision in such Stock Purchase Agreement to the contrary.

     (b) Notwithstanding any provisions in this letter and any other agreement between you and LEXAR MEDIA to the contrary, in the event of a termination of your employment by LEXAR MEDIA, the principal and interest due and payable under any promissory notes evidencing indebtedness by you to LEXAR MEDIA must be paid in full within forty-five (45) days of your termination date.

     (c) As LEXAR MEDIA's relationship with employees are at-will, either you or LEXAR MEDIA may terminate the employment relationship at any time for any reason, with or without notice.

     (d) In the event of a dispute arising under or related to this letter, including any termination of your employment under this letter, you or LEXAR MEDIA may initiate for arbitration under the arbitration under the administration of the American Arbitration Association ("AAA"). Any Arbitration hearing will be held in the vicinity of the LEXAR MEDIA location where you last performed services and will be held in accordance with the Employee Dispute Resolution rules of the AAA, within 60 calendar days of such filing or as may be extended upon the consent of the parties or their counsel. The arbitration shall be binding on both parties and may be entered as a judgment in any court of competent jurisdiction. Each party shall bear its own costs of arbitration including attorneys fees, unless you prevail in whole or in part, in which case LEXAR MEDIA will pay your costs of arbitration including reasonable attorney fees, pro-rated to the extent you prevail, and such shall be part of the award in the arbitration.

     (e) The provisions of this letter will be governed and construed with the laws of the State of California.

Agreed and Accepted:                Sincerely,


_____________________________       John Reimer
Eric B. Stang                       President and Chief Executive Officer